Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 7, 2016, relating to the combined financial statements of Quorum Health, a business of Community Health Systems, Inc., which consists of thirty-eight hospitals as well as a management advisory and consulting business, appearing in the Registration Statement on Form 10 (File No. 001-37550) effective as of April 4, 2016, filed with the Securities and Exchange Commission.

/s/ Deloitte & Touche LLP

Nashville, Tennessee

April 29, 2016